UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 9, 2011

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5850 Opus Parkway, Suite 300 Minnetonka, Minnesota	55343
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (952) 487-9500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.                                        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 9, 2011, Vital Images, Inc. (“the Company”) notified The NASDAQ Stock Market that the Company was not in compliance with NASDAQ Listing Rule 5605(c)(2)(A), which requires the audit committee of the Company’s board of directors to consist of at least three directors meeting the independence criteria and having the qualifications set forth in the NASDAQ Listing Rules.  The Company is relying on the cure period provided by NASDAQ Listing Rule 5605(c)(4)(B) for its non-compliance.  On June 10, 2011, the Company received a notice of delisting from The NASDAQ Stock Market relating to the Company’s non-compliance with NASDAQ Listing Rule 5605(c)(2)(A).  Prior to the end of the applicable cure period, the Company anticipates that it will request that The NASDAQ Stock Market file a delisting application with the Securities and Exchange Commission in connection with the consummation of the merger contemplated by the previously announced Agreement and Plan of Merger (the “Merger Agreement”) between the Company, Toshiba Medical Systems Corporation (“TMSC”) and Magenta Corporation.  The Company therefore does not intend to take any action to remedy its non-compliance with NASDAQ Listing Rule 5605(c)(2)(A) as of the date of this Current Report on Form 8-K.  The Company’s non-compliance was triggered in connection with the completion of the initial offering period for the tender offer contemplated by the Merger Agreement, at which time TMSC appointed six non-independent directors to the Company’s board of directors and all of the previous members of the Company’s board of directors resigned other than Sven Wehrwein and James Hickey.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VITAL IMAGES, INC.

Date: June 15, 2011	/s/ Peter J. Goepfrich
Peter J. Goepfrich
Chief Financial Officer